Exhibit 10.1

NCI BUILDING SYSTEMS, INC. 2003 LONG-TERM STOCK INCENTIVE PLAN
GENERAL TERMS AND CONDITIONS APPLICABLE TO EQUITY AWARDS
As evidenced by the award letter (the “Award Letter”) to which these General Terms and Conditions Applicable to Equity Awards (the “General Terms and Conditions”) relate, NCI Building Systems, Inc., a Delaware corporation (the “Company”), has granted to the individual named in the Award Letter (“Grantee”), pursuant to the provisions of the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as in effect on the Grant Date (the “Plan”), an award of equity compensation (the “Award”) of or relating to shares of Company common stock, $0.01 par value per share (the “Common Stock”, and the shares of Common Stock subject to the Award, the “Awarded Shares”), upon and subject to the terms and conditions set forth in the Award Letter, these General Terms and Conditions and the Plan. Unless otherwise defined in these General Terms and Conditions (which shall be deemed to include the terms and conditions of any of the Exhibits that are applicable to the Award), capitalized terms used in these General Terms and Conditions shall have the meanings assigned to them in the Award Letter or the Plan, as applicable. Grantee acknowledges receipt of a copy of the Plan in effect as of the date hereof, the terms and conditions of which are incorporated herein by reference. Grantee and the Company are referred to in these General Terms and Conditions collectively as the “Parties” and each individually as a Party”.
1. Effect of the Plan. The Award and the delivery of the Awarded Shares to Grantee are subject to all of the provisions of the Award Letter, these General Terms and Conditions and the Plan, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee. The Award shall be subject, without further action by the Company or Grantee, to any amendment, modification, restatement or supplement to the Plan that is beneficial to, or increases the rights of, Grantee. The Award shall not be subject to any amendment, modification, restatement or supplement to the Plan that reduces or adversely affects the rights and benefits available to Grantee hereunder, without the Grantee’s consent having been obtained thereto.
2. Grant. The Award shall evidence Grantee’s rights in respect of the Awarded Shares, and Grantee acknowledges that, except as provided in the Award Letter or these General Terms and Conditions, the Grantee shall not have any rights in respect of the Awarded Shares unless and until all vesting, exercise and settlement conditions in the Award Letter and these General Terms and Conditions have been satisfied and all tax withholding obligations applicable to the Vested Awarded Shares (as defined below) have been satisfied. Upon vesting, exercise and/or settlement of the Awarded Shares, as applicable, the Company shall, unless otherwise paid by Grantee as described in Section 9(a) of these General Terms and Conditions, withhold that number of Vested Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 9(a) of these General Terms and Conditions. Grantee agrees that Grantee’s rights to receive and/or retain all or any portion of the Awarded Shares shall be subject to all of the terms and conditions set forth in the Award Letter, these General Terms and Conditions and the Plan, including, but not limited to, the vesting and forfeiture conditions set forth in the Award Letter and Section 4 of these General Terms and Conditions, the restrictions on transfer set forth in the Award Letter and Section 5 of these General Terms and Conditions, and the satisfaction of the Required Withholding as set forth in Section 9(a) of these General Terms and Conditions.
3. Vesting Schedule. The Award shall be subject to such vesting conditions as are set forth in the Award Letter. Awarded Shares that have become vested pursuant to the Award Letter are referred to herein as “Vested Awarded Shares,” and Awarded Shares that have not yet become vested pursuant to the Award Letter are referred to herein as “Unvested Awarded Shares.”
4. Conditions of Forfeiture. Except as provided in the Award Letter, upon termination of Grantee’s continuing employment or consulting relationship with the Company or any Subsidiary (“Continuous Service”, and the date of termination thereof, the “Termination Date”) before the date on which the Award is fully vested, any Awarded Shares which remain Unvested Awarded Shares as of such date shall, without further action of any kind by the Company or Grantee, be forfeited.
5. Non-Transferability. Grantee may not, without the consent of the Committee, sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any portion of the Awarded Shares (or any right or interest therein) that does not consist of issued and outstanding shares of Common Stock. In addition, Grantee may not, without the consent of the Committee, sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any portion of the Awarded Shares (or any right or interest therein) that consists of issued and outstanding shares of Common Stock unless such shares of Common Stock are also Vested Awarded Shares. Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.
6. Dividend and Voting Rights; Dividend Equivalents.
(a)    Subject to Sections 4 and 5 and such other terms and conditions set forth in the Award Letter or in the Plan, upon the issuance of shares of Common Stock subject to the Awarded Shares, Grantee will obtain the rights of a stockholder of the Company, including the right to vote all such shares of Common Stock and to receive all dividends, cash or stock (other than stock dividends accounted for as a stock split), paid or delivered thereon, from and after the date of such issuance.
(b)    Unless otherwise expressly set forth in an Award Letter or in an Exhibit to these General Terms and Conditions applicable to the Award, if, following the Grant Date hereof and prior to the issuance of shares of Common Stock subject to the Awarded Shares, any dividends, cash or stock (other than stock dividends accounted for as a stock split), are paid or delivered by the Company with respect to the Common Stock, Grantee shall be entitled to receive the amount of such dividends that would have been paid on shares of Common Stock relating to the unissued Awarded Shares. Such amount shall be paid to Grantee at the time and in the form the dividend is paid to holders of shares of the Common Stock, provided such amount shall be reduced by any Required Withholding. The subsequent forfeiture of the Unvested Awarded Shares pursuant to Section 4 hereof shall not create any obligation to repay cash dividends or stock dividends (other than stock dividends accounted for as a stock split) received under this Section 6(b) as to such Unvested Awarded Shares,
7. Capital Adjustments and Corporate Events. If, from time to time during the term of the Award, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration (including stock dividends accounted for as a stock split), the Awarded Shares shall be adjusted in accordance with the provisions of Section 13 of the Plan. Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee’s ownership of the Awarded Shares hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of the Award Letter and, if relating to Unvested Awarded Shares, shall be included thereafter as “Unvested Awarded Shares” for purposes of the Award Letter and these General Terms and Conditions.
8. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Common Stock issued with respect to Awarded Shares that have been sold or otherwise transferred in violation of any of the provisions of the Award Letter, these General Terms and Conditions or the Plan, or (ii) to treat as owner of such shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which Grantee shall have attempted to transfer such shares in violation of the provisions of the Award Letter, these General Terms and Conditions or the Plan.

9. Tax Matters.
(a)     At all times on and prior to the final vesting date with respect to the Awarded Shares, the Company and Grantee shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, exercise, vesting and/or settlement of the Awarded Shares (the “Required Withholding”). The Company shall withhold from the shares of Common Stock that otherwise have been or would have been delivered to Grantee (as applicable) the number of shares of Common Stock necessary to satisfy Grantee’s Required Withholding unless the Required Withholding shall previously have been satisfied, and, if applicable, shall deliver the remaining shares of Common Stock to Grantee. The amount of the Required Withholding and the number of shares of Common Stock to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the value of such shares of Common Stock determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date prior to the applicable vesting date or the date on which the shares of Common Stock are delivered to Grantee, as appropriate. The obligations of the Company under these General Terms and Conditions will be conditioned on such satisfaction of the Required Withholding.
(b)     Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of the Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award. Grantee understands further that, if the Awarded Shares represent the right to receive shares of Common Stock in the future and not the issuance of shares of Common Stock on the Grant Date, no election under Section 83 of the Internal Revenue Code of 1986, as amended, may be made with respect to the Award.
10. Covenants of Grantee.
(a)     For the period beginning on the Grant Date through the first anniversary of the Termination Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its Subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its Subsidiaries and affiliates during the Continuous Service of Grantee. Ownership by Grantee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.

(b)     For the period beginning on the Grant Date through the second anniversary of the Termination Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Subsidiaries and affiliates, (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom Grantee dealt, directly or indirectly, during Grantee’s engagement with the Company or its Subsidiaries or affiliates.
(c)     Prior to the vesting of Grantee’s Unvested Awarded Shares, for purposes of the covenants made in this Section 10, the Company promises to provide Grantee (as is necessary for Grantee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Grantee acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry or to the public; (b) are entrusted to Grantee after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by Grantee with the Company; (c) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (d) give the Company an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Grantee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during Grantee’s Continuous Service with the Company, or at any time thereafter, except as required in the course of Grantee’s Continuous Service with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Grantee or otherwise coming into Grantee’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during Grantee’s Continuous Service with the Company), and in any event shall be promptly delivered to the Company upon termination of Grantee’s Continuous Service for any reason. Grantee agrees that, upon Grantee’s receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Grantee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, Grantee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as Grantee’s true and lawful attorney-in-fact, to act in Grantee’s name, place and stead to perform any act that Grantee might perform to defend and protect against any disclosure of any Trade Secrets.
(d)     For the period beginning on the Grant Date through the first anniversary of the Termination Date, Grantee shall not for any reason whatsoever (whether or not related to the Award or the Awarded Shares) institute any legal proceedings against the Company, any of its Subsidiaries, or any of its officers, directors, agents or representatives.
(e)        (i) The parties hereto intend all provisions of subsections (a), (b), (c) and (d) of this Section 10 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c) or (d) of this Section 10 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 10 (a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of cash or Common Stock as set forth in Section 10(e)(ii). In addition, however, Grantee agrees that the non-competition agreements, non-employment agreements, non-disclosure and no litigation agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive the Termination Date. The existence of any claim or cause of action of Grantee against the Company, except for a breach of these General Terms and Conditions by the Company or its Subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Grantee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.
(ii) If in connection with the challenge by Grantee of any provision of Section 10(a), any court of competent jurisdiction determines that the non-competition agreement in Section 10(a) hereof is void or unenforceable or modifies Section 10(a) and the Company declines to accept the modification, Grantee agrees to return to the Company an amount equal to 80% of the total value awarded Grantee under the Award, whether in the form of (whichever is applicable) (A) shares of Common Stock still owned by Grantee, (B) cash or other immediately available funds in an amount equal to the then fair market value of the shares of Common Stock issued on grant, vesting, exercise, settlement or conversion of Awarded Shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made, or (C) any combination of (A) and (B) as determined by the Committee.

(f)     Grantee hereby agrees that a breach of any of the provisions of this Section 10 would cause irreparable injury to the Company and its Subsidiaries and affiliates, for which they would have no adequate remedy at law. If Grantee breaches or threatens to breach any of the covenants set forth in this Section 10, then without regard for any provision to the contrary, including Section 13 hereof, the Company shall have the right to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 10 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Grantee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. Grantee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, Grantee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any shares of Common Stock issued upon grant, vesting, exercise, settlement or conversion of Awarded Shares, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, Grantee shall, within ten (10) business days after it is ultimately determined that Grantee has committed such a breach hereof, whether in an injunctive proceeding brought under this Section 10(f) or pursuant to the dispute resolution provisions of Section 13 hereof, either (i) redeliver to the Company the shares of Common Stock issued upon grant, vesting, exercise, settlement or conversion of Awarded Shares, if still owned by Grantee, or (ii) reimburse the Company an amount equal to the then fair market value of such shares of Common Stock determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made; which amount shall be paid to the Company in cash or other immediately available funds.
(g)     By acceptance of the Award, Grantee agrees to cooperate with, provide information to, and to participate in such exams and activities as requested by, the Company, if the Company, in its sole discretion, elects to obtain insurance or make other financial arrangements to fund or otherwise assure or assist in the performance and satisfaction of the Company’s obligations and liabilities under these General Terms and Conditions.
11. Entire Agreement; Governing Law. The Award Letter, the Plan and these General Terms and Conditions constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between an express provision of the Award Letter, these General Terms and Conditions, and the Plan, the Committee shall resolve such inconsistency in a manner consistent with the intention of the Company in granting the Award. Nothing in the Plan, the Award Letter or these General Terms and Conditions (except as expressly provided in any of such instruments) is intended to confer any rights or remedies on any person other than the Parties. The Award Letter, these General Terms and Conditions and the Plan are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan, the Award Letter and these General Terms and Conditions relating to the Award (excluding for this purpose the provisions of Section 10(a), which is addressed in Section 10(e)) be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
12. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in these General Terms and Conditions are inserted for convenience and shall not be deemed a part of these General Terms and Conditions for construction or interpretation.
13. Dispute Resolution. Except as provided in Section 10 hereof, the provisions of this Section 13 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions by negotiation between individuals who have authority to settle the controversy. Either Party may commence negotiations by delivering to the other Party a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
14. Nature of Payments. Any and all grants or deliveries related to the Award hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.
15. Amendment; Waiver. The Award Letter and these General Terms and Conditions may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in the Award Letter or these General Terms and Conditions may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

16. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at the Company’s principal executive office or the address of Grantee in the records and books of the Company, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 16.
BY ACCEPTING THE AWARD, GRANTEE ACKNOWLEDGES AND AGREES THAT THE AWARDED SHARES SUBJECT TO THE AWARD SHALL VEST AND THE FORFEITURE PROVISIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THE AWARD LETTER (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE AWARD LETTER OR THESE GENERAL TERMS AND CONDITIONS OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE. Grantee acknowledges receipt of a copy of the Plan, represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. Grantee has reviewed the Award Letter, these General Terms and Conditions and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Award Letter, and fully understands all provisions of the Award Letter and these General Terms and Conditions and the Plan. Grantee hereby agrees that all disputes arising out of or relating to the Award Letter and these General Terms and Conditions and the Plan shall be resolved in accordance with Section 13 of these General Terms and Conditions. Grantee further agrees to notify the Company upon any change in the address for notice indicated in these General Terms and Conditions.

Exhibit A to General Terms and Conditions of Equity Award
Additional Terms Applicable to Restricted Stock Units

1.    Service-Based Vesting. Restricted Stock Unit Awards (the “Restricted Stock Units”, or “RSUs”) shall vest if Grantee’s Continuous Service is not terminated during the period commencing with the Grant Date and ending with the applicable date that an applicable portion of the Restricted Stock Units vests (each, a “RSU Vesting Date”). Restricted Stock Units that have vested pursuant to the Award Letter are referred to in this Exhibit A as “Vested RSUs,” and Restricted Stock Units that have not yet vested pursuant to this Award Letter are referred to herein as “Unvested RSUs.” If an installment of the vesting would result in a fractional Vested RSU, such installment will be rounded to the next higher or lower RSU, as determined by the Company, except the final installment, which will be for the balance of the RSUs.
2.    Effect of Termination of Employment; Accelerated Vesting. Notwithstanding anything to the contrary in the Award Letter, if Grantee’s Continuous Service terminates while any Unvested RSUs are outstanding and such termination is by reason of Grantee’s death or Disability, then all Unvested RSUs shall become Vested RSUs. In the event Grantee’s employment with the Company terminates while any Unvested RSUs are outstanding and such termination is other than by reason of Grantee’s death or Disability, then all Unvested RSUs will be forfeited and cancelled without payment. For avoidance of doubt and notwithstanding any provision of the Plan to the contrary, Grantee agrees that neither Grantee’s retirement or nor Grantee’s attainment of Normal Retirement Age shall have any effect on the vesting of the Unvested RSUs, unless the Committee shall determine otherwise; provided, that, subject to the approval of the Committee in its sole discretion, Grantee’s retirement or attainment of Normal Retirement Age may be treated as a vesting event with respect to the Unvested RSUs.
3.     Effect of a Change in Control. In the event that there shall occur a Change in Control, the RSUs shall be converted into an Alternative Award; or, to the extent that the Board shall determine that the RSUs shall not be converted into an Alternative Award, then, to such extent, Unvested RSUs shall become Vested RSUs in accordance with the provisions of Section 13(b) of the Plan relating to a Change in Control.
4.    Actions with respect to Vested RSUs. Upon vesting of Restricted Stock Units, the Company shall, subject to the satisfaction of the Required Withholding, effect the settlement of the Unvested RSUs into an equal number of shares of Common Stock.
5.     Grant Date; Award Letter Controls. The “Grant Date” is indicated in the Award Letter. In the event of any conflict between these General Terms and Conditions and an express provision of an Award Letter, the express provision of the Award Letter shall control.

Exhibit B to General Terms and Conditions of Equity Award
Additional Terms Applicable to Performance Share Units

1.    Performance Objectives:
(a)    Performance Objectives and Performance Goal: The Performance Objectives applicable to the Performance Share Awards consisting of performance share units (the “PSUs”) are set forth in the Award Letter.
(b)    Performance Period. A single performance period shall apply to 100% of the target number of PSUs shown in the Award Letter (the “Performance Period”, and such target number, the “Target Number”). The Performance Period is the period as referenced in the Award Letter. The Performance Period may include such combination of Performance Objective and periods of service as the Committee may determine (e.g., the Committee may determine that two fiscal years during which Performance Objectives are measured followed by a fiscal year holding period of required service constitute a single three-year Performance Period).
(c)    Certification of Achievement Relative to Performance Objectives: Following the end of the Performance Period (or, if earlier, following the portion of the Performance Period during which Performance Objectives are measured), the Committee will certify the extent to which the Performance Objectives have been achieved. Performance at or above the threshold level of a Performance Objective will result in a percentage of the Target Number of PSUs becoming earned, up to any stated maximum amount. Earned PSUs will vest as set forth below. PSUs will be forfeited in full if the Company’s performance for the Performance Period does not meet or exceed the threshold level of any of the Performance Objectives. To the extent the earned PSUs are less than the Target Number of PSUs, such excess PSUs shall be forfeited and cancelled. The certification of the level of the Performance Objectives achieved and the corresponding number of PSUs earned shall in all events occur no later than sixty (60) days after the end of the Performance Period.
(d)    Vesting Date for Earned PSUs: Subject to Section 3 below, 100% of the earned PSUs (as ultimately determined by the Committee) will vest on such date or dates as are set forth in the Award Letter, or, if no date or dates are set forth therein, on the date of the certification of such vesting by the Committee (or, if later, upon the expiration of any holding period of required service following such certification) (the period at the end of which vesting of earned PSUs occurs is referred to in this Exhibit B as the “vesting period”).
(e)    Payment of Shares for Earned and Vested PSUs: Subject to Section 3 and the terms of any Award Letter, the Company will issue the PSU Award Shares and pay dividend equivalents to Grantee with respect to vested earned PSUs, in each case as provided in the Award Letter, not later than fifteen (15) days following the end of the vesting period.
2.    Special Rule as to Dividend Equivalents. Notwithstanding any provision in the Plan or in the General Terms and Conditions, until such time as shares of Common Stock issued in settlement of earned and vested PSUs (“PSU Award Shares”) are issued in payment for earned and vested PSUs, Grantee shall not have the rights of a stockholder with respect to the PSUs, including the right to vote or to receive any dividends, cash or stock (other than stock dividends accounted for as a stock split), paid or delivered thereon, from and after the date hereof; provided, however, that in the event that the Company pays any cash dividend, the PSUs will accumulate cash dividend equivalents. The dividend equivalents shall equal the dividends paid with respect to the Common Stock during the period (and to the extent) the PSUs remain outstanding and unpaid. The dividend equivalents shall accumulate, without interest, and be paid in cash at the time the related PSU Award Shares are issued, or shall be forfeited at the time the related PSUs are forfeited. For purposes of determining the amount of dividend equivalents accumulated and to be paid with respect to any earned and vested PSUs, the number of PSUs and PSU Award Shares which are payable, as ultimately determined based on the performance criteria, shall be considered to have been outstanding from the Grant Date. In the event of forfeiture of PSUs, Grantee shall have no further rights with respect to such PSUs or related dividend equivalents.
3.    Effect of Certain Events. The following provisions will apply in the event of the termination of employment or the occurrence of a Change in Control at a time when PSUs are outstanding.
(a)    Termination of Employment Prior to a Change in Control.
(i)    Termination for Any Reason Other Than Due to a Qualifying Termination.
(A)    Prior to the Completion of the Vesting Period. In the event Grantee’s employment with the Company terminates prior to the end of the vesting period specified in Section 1(d) for any reason other than a Qualifying Termination, the Award shall terminate, all outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled and no additional amounts shall become payable under the Award as of the date of such employment termination. For this purpose, a “Qualifying Termination” means a termination due to Grantee’s death or Disability, a termination by the Company without Cause (as defined in Exhibit D), or a termination due to Grantee’s voluntary resignation with Good Reason (as defined in Exhibit D (if applicable to Grantee)).

(B)    Following the Completion of the Vesting Period. In the event Grantee’s employment with the Company terminates following the end of the vesting period specified in Section 1(d) for any reason other than a Qualifying Termination, then Grantee shall retain his or her right to payment in respect of any earned PSUs (as certified by the Committee); provided, that if Grantee’s employment is terminated by the Company with Cause, the Award shall immediately be forfeited in its entirety. PSU Award Shares and dividend equivalents underlying such vested PSUs shall be distributed at such time as distributions are made with respect to other earned PSUs to other grantees.
(ii)    Termination Due to Qualifying Termination.
(A)    Prior to the Completion of the Vesting Period. In the event Grantee’s employment with the Company terminates prior to the end of the vesting period specified in Section 1(d) due to a Qualifying Termination, a prorated number of PSUs shall become earned and vested as follows. Such prorated number of PSUs shall be equal to the product of (a) the number of PSUs earned (as ultimately certified by the Committee, and determined as if Grantee remained continuously employed through the vesting date), multiplied by (b) a proration fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of termination and the denominator of which is the total number of days in the Performance Period; provided, that, except in case of a termination by reason of death or Disability, if such fraction is less than ½ (one-half), then, unless the Committee shall determine otherwise in its sole discretion, the Award shall immediately be forfeited in its entirety. PSU Award Shares and dividend equivalents underlying such vested PSUs shall be distributed not later than March 15th of the calendar year following the year in which the Qualifying Termination occurs.
(B)    Following the Completion of the Vesting Period. In the event Grantee’s employment with the Company terminates following the end of the vesting period specified in Section 1(d) due to a Qualifying Termination, then Grantee shall retain his or her right to payment in respect of any earned (as certified by the Committee) PSUs. PSU Award Shares and dividend equivalents underlying such vested PSUs shall be distributed at such time as distributions are made with respect to other earned PSUs to other grantees.
For avoidance of doubt and notwithstanding any provision of the Plan to the contrary, Grantee agrees that neither Grantee’s retirement or nor Grantee’s attainment of Normal Retirement Age shall have any effect on the vesting of the unvested PSUs, unless the Committee shall determine otherwise; provided, that, subject to the approval of the Committee in its sole discretion, Grantee’s retirement or attainment of Normal Retirement Age may be treated as a Qualifying Termination.
(b)    Effect of Change in Control. Subject to the provisos set forth below, in the event of a Change in Control, the number of PSUs earned shall be calculated and certified by the Committee, as provided below, such earned PSUs shall become vested, and PSU Award Shares and dividend equivalents underlying the earned PSUs shall be payable on or within five (5) days after the date of the Change in Control, provided, however, that if the Grantee’s employment with the Company terminates due to a Qualifying Termination prior to such Change in Control, then the number of earned PSUs that shall become vested shall be the number of PSUs earned under this Section 3(b) multiplied by the proration fraction for the Grantee calculated under Section 3(a)(ii)(A), and all other outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled.
First:    If the period over which the Performance Objectives are measured has not been completed, the number of earned PSUs shall be equal to either of the following, as applicable: (x) if the Committee determines that measurement based on actual performance against the Performance Objectives is reasonable (which may be based, in the discretion of the Committee, solely on measurement of performance through the date of the Change in Control or may also include projected measurement for the entire measurement period), such number determined by the Committee based on the measurement of actual performance; or (y) if the Committee determines that measurement based on actual performance against the Performance Objectives is not reasonable, the Target Number of PSUs.
Second: If the period over which the Performance Objectives are measured has been completed, then the earned PSUs shall be equal to the number certified by the Committee (which may include such preliminary data and/or assumptions as the Committee determines to be reasonable);
Provided, that if the Committee shall so determine reasonably and in good faith prior to the Change in Control, then the PSUs shall be converted into the Applicable Number of time-vesting RSUs that shall vest subject to the Grantee’s continued employment through the end of the Performance Period (or, if the Grantee’s employment with the Company terminates due to a Qualifying Termination prior to such Change in Control, the Applicable Number shall be pro-rated as aforesaid and the resulting number of RSUs shall vest and be paid at the date of the Change in Control); provided, that if a Grantee’s employment is terminated by the Company or its successor other than for Cause or by the Grantee with Good Reason within two years following a Change in Control at a time when these RSUs are unvested, these RSUs shall immediately vest in full. For this purpose, the “Applicable Number” shall mean:

As to any Performance Objectives other than total shareholder return (or similar goal):	If the Performance Objective is based on total shareholder return (or similar goal):
If the Change in Control occurs prior to the date on which two-thirds of the measurement period applicable to the Performance Objectives has elapsed (the “Trigger Date”), the Applicable Number shall mean the Target Number. (The Trigger Date would be applied separately as to each Performance Objective.)
 If the Change in Control occurs on or following the Trigger Date, the Applicable Number shall mean the number of PSUs that would have vested applying the clause “first” above in this Section 3(b) and then pro rating the resulting figure in accordance with Section 3(a)(ii)(A) determined as if a Qualifying Termination occurred as of the date of the Change in Control (but without giving effect to the proviso therein), except that, if the measurement of actual performance is used for any portion of the Performance Period occurring after the Trigger Date, only completed fiscal quarters will be deemed to have elapsed for purposes of calculating the Applicable Number.

The Applicable Number shall mean the number of PSUs determined pursuant to the following formula: first, by measuring total shareholder return (or similar goal) performance through the date of the Change in Control; second, by determining the number of PSUs that would be earned (without proration ) based on such performance; and third, by prorating that number of PSUs by a fraction equal to the portion of the Performance Period that has elapsed as of the date of the Change in Control.

4.     Grant Date; Award Letter Controls. The “Grant Date” is indicated in the Award Letter. In the event of any conflict between these General Terms and Conditions and an express provision of an Award Letter, the express provision of the Award Letter shall control.

Exhibit C to General Terms and Conditions of Equity Award
Additional Terms Applicable to Stock Options

1.    Option Period. The term of the Options (the “Stock Options”, and such term, the “Option Period”) will commence on the Grant Date, and will expire at 5:00 o’clock p.m. Houston time on the earliest of (i) the 60th day after termination of Grantee’s Continuous Service (other than death, Disability, or retirement at or after Normal Retirement Age); (ii) the 180th day after the death or Disability of Grantee or the retirement of Grantee at or after Normal Retirement Age, during his or her Continuous Service; or (iii) the expiration date of ten years from the Grant Date. After the expiration date, no further shares may be purchased with respect to these Stock Options. Unless otherwise provided in an Award Letter, Stock Options are not intended to constitute “incentive stock options” within the meaning of the Code.
2.    Vesting. Except as provided otherwise in Section 3 below, the Stock Options shall vest if Grantee’s Continuous Service does not terminate during the period commencing with the Grant Date and ending with the applicable date that such portion of the Stock Options vests (each, a “Vesting Date”). Stock Options that have vested are referred to herein as “Vested Stock Options,” and Stock Options that have not yet vested are referred to herein as “Unvested Stock Options.” Subject to the provisions of Section 3, if Grantee’s Continuous Service does not terminate prior to an applicable Vesting Date, the Stock Options shall vest as indicated on the Award Letter:
3.    Forfeiture of Stock Options.
(a)     Except as provided in this Section 3, if the Grantee’s Termination Date shall occur before the final Vesting Date for any reason, any Unvested Stock Options as of such date shall, without further action of any kind by the Company or Grantee, be forfeited.
(b)     Notwithstanding anything to the contrary in this Award Letter, the Unvested Stock Options shall become vested (i) upon the death of Grantee during Grantee’s Continuous Service; or (ii) if Grantee suffers a Disability during Grantee’s Continuous Service. In the event that there shall occur a Change in Control, the Stock Options shall be converted into an Alternative Award; or, to the extent that the Board shall determine that the Stock Option shall not be converted into an Alternative Award, then, to such extent, the Unvested Stock Options shall become vested in accordance with the provisions of Section 13(b) of the Plan relating to a Change in Control. .
4.    Exercise of Stock Options. These Stock Options shall be exercisable at any time and from time to time after the Grant Date and on or prior to their expiration date, in whole or in part with respect to any portion of the underlying shares that has become Vested Stock Options at the time of exercise. No fractional shares will be issued. If an exercise covers a fractional share, the number of shares to be issued on exercise will be rounded to the next lowest share and the exercise price for the fraction will be returned to Grantee.
5.    Right to Exercise; Restrictions. Vested Stock Options shall be exercisable only during the Option Period, only by Grantee, and only if, at the time of exercise, Grantee is still in a period of Continuous Service, except as follows (and in all cases subject to the earlier termination of the Option Period on the expiration date specified in Section 1 hereof):
(a)    Grantee may exercise Vested Stock Options following the termination of his or her Continuous Service as long as the exercise occurs during the Option Period and prior to the expiration date;
(b)    If Grantee’s Continuous Service should end by reason of Grantee’s death or Disability, Vested Stock Options may (in the case of death) be exercised during the Option Period by the estate of Grantee or by a person who acquired the right to exercise these Stock Options by bequest or inheritance and (in the case of Disability) by the legal representative of the Grantee;
(c)    Vested Stock Options may be exercised by a person to whom they have been validly transferred pursuant to the Plan, and subject to any conditions and restrictions imposed thereon in connection with such transfer.
6.    Requirement of Necessary Approvals. These Stock Options may not be exercised, or if exercised, no shares need be issued by the Company, unless and until the Company has obtained all necessary approvals and consents of government authorities and other persons such as lenders to the Company.

7.    Manner of Exercise. These Stock Options shall be exercisable (in whole or in part) by a written notice which:
(a)    States the election to exercise and the number of whole shares with respect to which they are being exercised;
(b)    Contains an undertaking to provide such information as is required, in the discretion of counsel for the Company, to determine whether an exemption from registration of such shares is available under federal and applicable state securities laws and to make such representations and warranties regarding Grantee’s investment intent as such counsel may require; and
(c)    Is signed by Grantee or other person or persons authorized to exercise these Options and, if signed by a person other than Grantee, is accompanied by appropriate evidence or proof of the authority or right of such person to exercise this Option.
8.    Payment of Exercise Price. The written notice referred to in Section 7 shall be accompanied by the exercise price for the total number of shares being purchased in the form permitted by the Plan; provided that, if the exercise price is not paid in cash or by check, Grantee and any third party shall comply with such procedures, and enter into such agreements of indemnity and other agreements, as the Company shall prescribe as a condition of such payment procedure.
9.    Rights as Stockholder. Grantee shall have no rights as a stockholder with respect to any shares covered by these Stock Options until such time as Grantee becomes the owner of the underlying shares following exercise thereof. Without limiting the generality of the foregoing sentence, no adjustment will be made for dividends or other rights of stockholders for which the record date is prior to ownership of the underlying shares, except as may be determined by the Committee in accordance with the provisions of Section 13 of the Plan.
10.    Grant Date. The “Grant Date” is indicated in the Award Letter . In the event of any conflict between these General Terms and Conditions and an express provision of an Award Letter, the express provision of the Award Letter shall control.

Exhibit D
Certain Additional Definitions
1.    “Alternative Award” means the award or instrument resulting from Board determining reasonably and in good faith, prior to the occurrence of the Change in Control, that an Award shall be honored or assumed, or new rights substituted therefor following the Change in Control in whole or in part, provided that any Alternative Award must (i) give the Grantee who held the Award rights and terms substantially equivalent to or better than the rights and terms applicable under the Award immediately prior to the Change in Control, including an equal or better vesting schedule and, for Alternative Awards that are stock options, an identical or better method of payment of the exercise price thereof, (ii) have terms such that if a Grantee’s employment is terminated by the Company or its successor other than for Cause by the Grantee with Good Reason within two years following a Change in Control at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full.
2.    Unless otherwise indicated in the Award Letter, for purposes of the Award, “Cause” shall have the meaning ascribed to such term in Grantee’s current employment agreement with the Company or any of its Subsidiaries (the “Employment Agreement”) or, if no such Employment Agreement exists or if “Cause” is not defined in the Employment Agreement, “Cause” means:
(i)    Grantee’s failure or inability for any reason to devote substantially all of his or her business time and effort to the performance of his or her duties and responsibilities to the Company and its Subsidiaries (vacation time and absence due to sickness or disability being excepted herefrom) and such failure or inability continues for a period of thirty (30) days after written notice by the Company of the existence of such failure or inability; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;
(ii)    indictment for, or conviction of, or plea of nolo contendere to, a felony, other than a felony involving the operation of a motor vehicle which does not result in serious bodily harm to any person;
(iii)    breach or failure by Grantee to perform any of his or her material covenants contained in the Employment Agreement that is not cured within thirty (30) days after written notice by the Company of the breach or failure to perform; provided, however, that only one such notice by the Company need be sent and, if such failure re‑occurs thereafter, no further notice and opportunity to cure such failure shall be required;
(iv)    disregard or failure to use commercially reasonable efforts to carry out the reasonable and lawful instructions of any employee to whom Grantee reports or the Board of Directors of the Company, or a material violation of policies established by the Company, with respect to the operation of its business and affairs that continues for a period of thirty (30) days after written notice by the Company of the existence of such violation, disregard or failure; provided, however, that only one such notice by the Company need be sent and, if such violation, disregard or failure re-occurs thereafter, no further notice and opportunity to cure such violation, disregard or failure shall be required;
(v)    an act committed by Grantee which (A) brings the Company or any of its Subsidiaries into public disgrace, or (B) harms the business operations of the Company or any of its Subsidiaries; provided, however, that the Board of Directors of the Company must first provide to Grantee written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause under this subsection and an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board of Directors to explain or defend the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions;
(vi)    habitual insobriety or illegal use of controlled substances by Grantee; or
(vii)    breach or failure by Grantee to comply in any material respect with the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics or Employee Policy Manual (as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company) that is not cured within thirty (30) days after written notice by the Company of the breach or failure to perform; provided, however, that only one such notice by the Company need be sent and, if such breach or failure reoccurs thereafter, no further notice and opportunity to cure such breach or failure shall be required.
3.    Unless otherwise indicated in the Award Letter, for purposes of the Award, “Change in Control” shall have the meaning set forth in the Plan.

4.    Unless otherwise indicated in the Award Letter, for purposes of the Award, “Good Reason” shall have the meaning ascribed to such term in the Employment Agreement or, if no such Employment Agreement exists or if “Good Reason” is not defined in the Employment Agreement, “Good Reason” means any of the following events that occurs without Grantee’s prior written consent:
(i)    any reduction in the amount of Grantee’s then-current base salary in excess of ten percent (10%) in any twelve month period;
(ii)    (A) a material reduction in Grantee’s title; or (B) a material, adverse reduction in the duties or responsibilities of Grantee relative to Grantee’s then‑current duties and responsibilities or, if applicable Grantee’s duties and responsibilities as described in the Employment Agreement;
(iii)    the breach or failure by the Company or Grantee’s employer to perform any of its material covenants contained in the Employment Agreement, if any; or
(iv)    any relocation of Grantee’s principal place of employment outside the Houston, Texas metropolitan area (or, as to a Grantee whose principal place of employment is outside of the Houston Texas, metropolitan area, any relocation of such Grantee’s principal place of employment by more than 50 miles).
In order for a termination by Grantee to constitute a termination for Good Reason, Grantee must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the thirtieth (30th) day after such circumstances have arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure, Grantee must terminate his or her employment within thirty (30) days following the expiration of such cure period. Notwithstanding the foregoing definition, for Grantees holding Alternative Awards following a Change in Control and who are not parties to Employment Agreements containing a definition of “Good Reason”, the term “Good Reason” with respect to such Alternative Awards shall be as determined in the sole discretion of the Committee prior to the Change in Control.